SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 30, 2003

                           GREENE COUNTY BANCORP, INC.
             (Exact name of registrant as specified in its charter)

   Federal                          0-25165                       14-1809721
-------------                    ------------                   --------------
(State or other jurisdiction   (Commission File No.)            (IRS Employer
 of incorporation)                                           Identification No.)


302 Main Street, Catskill NY                                        12414
-----------------------------                                   -------------
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code:  (518) 943-2600


                                 Not Applicable
                            ________________________
          (Former name or former address, if changed since last report)


Item 7.        Financial Statements and Exhibits.

(a)   Not Applicable.

(b)   Not Applicable.

(c)   Exhibits.

                  Exhibit No.                          Description
                ______________                       ________________

                    99                        Press release dated April 30, 2003

Item 9.        Regulation FD Disclosure.

     The following information is furnished pursuant to this Item 9 and in satisfaction of Item 12, "Disclosure of Results of Operations and Financial Condition."

     On April 30, 2003, Greene County Bancorp, Inc. (the "Company") announced its earnings for the three and nine months ended March 31, 2003. A copy of the press release dated April 30, 2003, describing earnings for such periods is attached as Exhibit 99 to this report.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                     GREENE COUNTY BANCORP, INC.

DATE:  April 30, 2003                       By:
                                            ------------------------------------
                                                     J. Bruce Whittaker
                                           President and Chief Executive Officer

                                   EXHIBIT 99

                  PRESS RELEASE OF GREENE COUNTY BANCORP, INC.

                           Greene County Bancorp, Inc.
                  Announces Quarterly and Nine Months' Earnings

     Catskill, N.Y. -- (BUSINESS WIRE) - April 30, 2003-- Greene County Bancorp, Inc. (the "Company") (NASDAQ: GCBC), the holding company for The Bank of Greene County (the "Bank"), today reported net income for the quarter and nine months ended March 31, 2003. Net income for the nine months ended March 31, 2003 amount to $1,699,000, or $0.86 per basic and $0.84 per diluted share as compared to $1,193,000, or $0.61 per basic and $0.59 per diluted share for the nine months ended March 31, 2002, an increase of $506,000, or 42.4%. Net income for the quarter ended March 31, 2003 amounted to $514,000, or $0.26 per basic and $0.25 per diluted share as compared to $468,000, or $0.24 per basic and $0.23 per diluted share for the quarter ended March 31, 2002, an increase of $46,000, or 9.8%. Improvement in net interest income and noninterest income contributed to the overall increase in net income and was somewhat offset by increases in non-interest expense when comparing the nine-month periods and quarters ended March 31, 2003 and 2002.

     Net interest income increased to $6.5 million for the nine months and $2.2 million for the quarter ended March 31, 2002 as compared to $5.5 million for the nine months and $1.9 million for the quarter ended March 31, 2002, improvements of $1.0 million and $0.3 million, or 18.2% and 15.8%, respectively. Net interest spread increased 4 basis points to 3.78% as compared to 3.74% when comparing the nine-month periods ended March 31, 2003 to 2002 and increased 7 basis points to 3.81% as compared to 3.74% when comparing the quarters ended March 31, 2003 and 2002. Net interest margin decreased 4 basis points to 3.93% as compared to 3.97% when comparing the nine-month periods ended March 31, 2003 and 2002 and increased 1 basis point to 3.95% as compared to 3.94% when comparing the quarters ended March 31, 2003 and 2002. These changes were primarily the result of increased loan and mortgage-backed securities interest and decreased deposit expense. The yield on loans and other investments as well as rates on deposits were driven by the continued low interest rate environment experienced during the last calendar year.

     The provision for loan losses for the nine months ended March 31, 2003 decreased to $105,000 as compared to $158,900 for the nine months ended March 31, 2002. The provision for loan losses for the nine months ended March 31, 2002 reflected the establishment of a reserve for potential losses associated with the Bank's new Overdraft Protection Program, initiated in October 2001, and the growth in, and composition of, the loan portfolio. The provision for loan losses increased to $75,000 for the quarter ended March 31, 2003 as compared to $60,000 for the quarter ended March 31, 2002 as a result of an increased level of nonperforming loans and charge-offs. The level of nonperforming loans to total loans increased to 0.23% at March 31, 2003 as compared to 0.08% at March 31, 2002. It should be noted that the level of nonperforming loans experienced at March 31, 2002 was considered unusually low and unsustainable.

     Noninterest income increased to $1.8 million for the nine months ended March 31, 2003 as compared to $1.3 million for the nine months ended March 31, 2002, an increase of $0.5 million or 38.5%. Noninterest income increased to $600,000 for the quarter ended March 31, 2003 as compared to $471,000 for the quarter ended March 31, 2002, an increase of $129,000 or 27.4%. The most significant item affecting noninterest income was the increase in insufficient funds fees associated with the Overdraft Protection Program. Other factors contributing to noninterest income were gains of $67,000 associated with sales of real estate owned and improved merchant credit card processing and debit card fees during the nine months ended March 31, 2003.

     Noninterest expense increased to $5.7 million from $5.1 million, an increase of $0.6 million or 11.6% when comparing the nine-months ended March 31, 2003 and 2002. Noninterest expense increased to $2.0 million from $1.7 million, an increase of $0.3 million or 17.6% when comparing the quarters ended March 31, 2003 and 2002. Increases in salaries and benefits resulted from the addition of several new positions including additional marketing and computer technology staff, as well as increases in the costs of retirement plans. The Company continues to invest in technology and staff in order to bring customers the highest quality products and services. The Bank has increased its amount of transaction accounts during the timeframes discussed and as a result has increased costs associated with such accounts. The expense for service and data processing of accounts is driven by the number of accounts. Other expense accounts such as office supplies are also impacted by an increased number of accounts.

     The effective tax rate increased to 31.5% for the nine months ended March 31, 2003, as compared to 25.9% for the nine months ended March 31, 2002 in anticipation of the effective rate required for the fiscal year ending June 30, 2003. A major reason for the change in effective rate was the expected decrease in the percentage of income that municipal securities and other tax free investments are expected to contribute to total income during the fiscal year.

     Total assets of the Company were $244.1 million at March 31, 2003 as compared to $220.2 million at June 30, 2002, an increase of $23.9 million, or 10.9%. Growth occurred most significantly in investments, which increased $18.7 million to $84.8 million at March 31, 2003 as compared to $66.1 million at June 30, 2002. This growth was funded by increases in interest bearing deposits, which increased $22.1 million to $183.7 million at March 31, 2003 as compared to $161.6 million at June 30, 2002. Savings and money market accounts experienced the largest increases. Investors continue to move money into banks due to the stock market volatility and uncertainty.

     Shareholders' equity increased to $22.5 million at March 31, 2003 from $22.1 million at June 30, 2002, as net income of $1.7 million was partially offset by dividends paid of $591,000. Net unrealized gains associated with the available-for-sale investment portfolio caused accumulated other comprehensive income to increase by approximately $503,000, net of tax.

     Headquartered in Catskill, New York, the Company provides full-service community based banking in its six branch offices located in Catskill, Cairo, Coxsackie, Greenville, Tannersville, and Westerlo. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com.

     This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company's pricing, products and services.



                                                            As of March 31, 2003          As of June 30, 2002
                                                           ---------------------         ---------------------
                                                                 Unaudited                       Audited
Assets
Total cash and cash equivalents                                      $20,295,168                  $17,832,021
Investment securities, at fair value                                  84,818,851                   66,088,530
Federal Home Loan Bank stock, at cost                                  1,121,100                    1,121,100

Gross loans receivable                                               132,577,404                  129,727,150
Less:  Allowance for loan losses                                      (1,117,627)                  (1,068,734)
Less:  Unearned origination fees and costs, net                         (310,405)                    (285,132)
                                                           ---------------------         --------------------

Net loans receivable                                                 131,149,372                  128,373,284

Premises and equipment                                                 4,810,832                    4,963,621
Accrued interest receivable                                            1,505,232                    1,452,104
Prepaid expenses and other assets                                        317,233                      296,691
Other real estate owned                                                   55,125                       30,229
                                                           ---------------------         --------------------

         Total Assets                                               $244,072,913                 $220,157,580
                                                           =====================         ====================


Liabilities and shareholders' equity
Noninterest bearing deposits                                         $22,455,818                  $22,067,347
Interest bearing deposits                                            183,732,590                  161,646,281
                                                           ---------------------         --------------------
  Total deposits                                                     206,188,408                  183,713,628

FHLB borrowing                                                         8,000,000                    9,000,000
Accrued interest and other liabilities                                 1,550,109                      911,959
Accrued income taxes                                                     114,771                      131,287
                                                           ---------------------         --------------------
      Total liabilities                                              215,853,288                  193,756,874
Total shareholders' equity                                            28,219,625                   26,400,706
                                                           ---------------------         --------------------
      Total liabilities and shareholders' equity                    $244,072,913                 $220,157,580
                                                           =====================         ====================
Common shares outstanding                                              2,034,203                    2,024,835




                                                                 For the                        For the
                                                               Nine Months                     Nine Months
                                                                  Ended                          Ended
                                                              March 31, 2003                 March 31, 2002
                                                           ------------------             -------------------
                                                                 Unaudited                     Unaudited
Interest income                                                 $9,803,753                     $9,319,761
Interest expense                                                 3,328,733                      3,767,333
Net interest income                                              6,475,020                      5,552,428
Provision for loan loss                                            105,000                        158,900
Non-interest income                                              1,831,051                      1,272,958
Non-interest expense                                             5,719,282                      5,055,503
Income before taxes                                              2,481,789                      1,610,983
Tax provision                                                      782,900                        417,900
Net Income                                                      $1,698,889                     $1,193,083

Basic EPS                                                            $0.86                          $0.61
Weighted average shares
outstanding                                                      1,978,535                      1,959,546

Diluted EPS                                                          $0.84                          $0.59
Weighted average diluted
shares outstanding                                               2,033,029                      2,012,285




                                                              At and For the                 At and For the
                                                                Nine Months                    Nine Months
                                                                  Ended                           Ended
                                                               Mar. 31, 2003                 Mar. 31, 2002
                                                            ------------------              ----------------

                                                                 Unaudited                       Unaudited

               Selected Financial Ratios
Return on average assets                                             0.97%                          0.80%
Return on average equity                                             8.25%                          6.26%
Net interest rate spread                                             3.78%                          3.74%
Net interest margin                                                  3.93%                          3.97%
Non-performing assets to total assets                                0.15%                          0.06%
Non-performing loans to total loans                                  0.23%                          0.08%
Allowance for loan loss to
      non-performing loans                                         360.49%                        994.18%
Allowance for loan loss to net loans                                 0.85%                          0.82%
Shareholders' equity to total assets                                11.75%                         12.81%
Book value per share                                                $14.21                         $12.90



                                                                 For the                        For the
                                                               Three Months                   Three Months
                                                                  Ended                          Ended
                                                              March 31, 2003                 March 31, 2002
                                                            ----------------                 --------------
                                                                 Unaudited                      Unaudited

Interest income                                                 $3,261,154                     $3,104,967
Interest expense                                                 1,042,162                      1,188,147
Net interest income                                              2,218,992                      1,916,820
Provision for loan loss                                             75,000                         60,000
Non-interest income                                                600,407                        470,923
Non-interest expense                                             1,977,363                      1,719,516
Income before taxes                                                767,036                        608,227
Tax provision                                                      253,000                        140,500
Net Income                                                        $514,036                       $467,727

Basic EPS                                                            $0.26                          $0.24
Weighted average shares
outstanding                                                      1,982,123                      1,955,078

Diluted EPS                                                          $0.25                          $0.23
Weighted average diluted
shares outstanding                                               2,038,278                      2,013,215













                                                                  For the                        For the
                                                               Three Months                   Three Months
                                                                  Ended                          Ended
                                                               Mar. 31, 2003                  Mar. 31, 2002
                                                            -----------------               ----------------
                                                                 Unaudited                      Unaudited

               Selected Financial Ratios
Return on average assets                                             0.91%                          0.90%
Return on average equity                                             7.77%                          7.35%
Net interest rate spread                                             3.81%                          3.74%
Net interest margin                                                  3.95%                          3.94%
Non-performing assets to total assets
Non-performing loans to total loans
Allowance for loan loss to
      non-performing loans
Allowance for loan loss to net loans
Shareholders' equity to total assets
Book value per share





Contact:  J. Bruce  Whittaker,  President and CEO
          Michelle  Plummer,  CFO and Treasurer

Phone: 518-943-2600